Exhibit 10.1

POWIN CORPORATION

 BUSINESS DEVELOPMENT AGREEMENT

This Business Development Agreement (the “Agreement”) is effective as of this 15th day of April, 2013, (“Effective Date”) between Powin Corporation, a corporation with principal offices at 20550 SW 115th Ave., Tualatin, Oregon 97062 and Harvey Weiss with principal offices at 9121 Town Gate Lane, Bethesda, MD 20817(hereinafter the “Representative”).

WHEREAS, POWIN desires to appoint Representative as a business development representative for POWIN Products (as defined below);

WHEREAS, Representative desires to become a business development representative of the Products in a designated geographic territory;

WHEREAS, POWIN believes that the Products can be distributed most efficiently as set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, the parties do hereby agree as follows:

(a)                   DEFINITIONS

(i)      “Products” shall mean those products listed in Exhibit A attached hereto and any user manual and/or related materials provided by POWIN for use in connection therewith.  Products may be changed, abandoned or added by POWIN in POWIN’s sole discretion provided that POWIN gives thirty (30) days prior written notice to Representative.

(ii)     “Territory” shall mean the geographical areas and specified accounts (commercial and government independent of geographic location) set forth in Exhibit A attached hereto.

(b)                   APPOINTMENT AND AUTHORITY OF REPRESENTATIVE

(i)      Business Development Representative Appointment.  Subject to the terms and conditions of this Agreement, POWIN hereby appoints Representative as POWIN's business development representative for the Products only in the Territory, and Representative hereby accepts such appointment.  Representative's sole authority and objective shall be to solicit orders for the Products in the Territory in accordance with the terms of this Agreement.  Representative shall have no power or authority, expressed or implied, to make any commitment or incur any obligations on behalf of POWIN.

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Rev. 1.0

(ii)        Exclusivity.  The Territory is non-exclusive.

(iii)       Territorial Limitation.  Representative shall not solicit purchase orders from outside the Territory without the prior written consent of  POWIN.  Representative shall promptly submit to POWIN, for POWIN’s attention and handling, the originals of all inquiries received by Representative from potential customers regardless of  Territory.

(iv)       Conflict of Interest.  Representative represents and warrants to POWIN he does not currently represent or promote any competing products as listed in Exhibit C hereto.

(v)        Reserved Rights.  POWIN reserves the right to solicit orders directly from and sell directly to the customers and distributors within the Territory set forth in Exhibit D.  Except as expressly provided herein, no right, title or interest is granted by POWIN to Representative.  POWIN reserves the right under all intellectual property rights to make, have made, develop, market, sublicense, sell and distribute products other than the Products in the Territory, either directly or indirectly, for any and all uses, and no right title or interest is granted by POWIN to Representative relating to products other than the Products.  POWIN reserves the right under all intellectual property rights to make, have made, use, copy, modify, have modified, create derivative works of, have created derivative works of, demonstrate, maintain and support the Products and the right to sublicense the foregoing rights.

(vi)       Independent Contractors.  The relationship of POWIN and Representative established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other.  All financial and other obligations associated with Representative's business are the sole responsibility of Representative.  Neither Representative nor any individual, whose compensation for services is paid for by Representative, is in any way employed by POWIN, nor shall any of them be deemed to be employed by POWIN for any purpose.  Representative accepts exclusive liability for any and all payroll taxes or contributions according to Federal, state or local tax laws with respect to sales agents and/or other individuals whose compensation is paid by Representative.

Powin Corp.  Representative Agreement
Rev. 1.0

(c)                   COMMISSION

(i)         Sole Compensation.  Representative's sole compensation under the terms of this Agreement shall be a commission computed in accordance with (the schedule set forth in Exhibit B attached hereto).

(ii)        Basis of Commission.  The commission shall apply to all purchase orders solicited by Representative from the Territory that have been accepted by POWIN and for which shipment has occurred. No commissions shall be paid on (i) purchase orders solicited by POWIN within the Territory from the reserved accounts listed in Exhibit D, or (ii) purchase orders received from outside the Territory (even if Representative receives the initial inquiry from outside the Territory) unless otherwise agreed in writing by POWIN.  Commissions shall be computed on the amounts received by POWIN from the customer, less (i) freight, packaging, handling or other shipment expenses; (ii) sales, use, value-added, excise and other taxes; (iii) C.O.D. charges; (iv) insurance; (v) customs duties and other governmental charges; (vi) cash or trade discounts; (vii) Product returns or credits; (viii) bad debt; and (ix) other similar costs and expenses.  No commission shall be paid with respect to repairs or other services provided by POWIN to Representative.

(iii)       Commission Adjustments.  POWIN and Representative may mutually agree to a the commission on a case-by-case basis prior to POWIN's acceptance of a particular purchase order.

(iv)       Disputes.  POWIN has final authority to resolve disputes regarding commissions. If Representative has questions about Representative's commission payment, within thirty (30) days after the date POWIN sends the commission payment to Representative, Representative shall send POWIN a notice containing all of the following information: (i) Representative's name and address; (ii) the check number on the commission payment; (iii) the period of time covered by the commission payment; and (iv) a description and explanation of the alleged discrepancy.  POWIN shall have no obligation to address any alleged discrepancy with respect to Representative's commission not reported to POWIN within such sixty (60) day period.

(v)        Payment.  Payment of commissions shall be in United States dollars and shall be subject to all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

(vi)       Time of Payment.  The commission on a given purchase order shall be due and payable net thirty (30) days after the end of the calendar month in which POWIN receives payment from the customer.  Commissions shall be earned and paid pro rata on partial payments received.

(vii)      Commission Charge-Back.  POWIN shall have the absolute right to set such cash discounts, make such allowances and adjustments, accept such returns from its customers, and write off as bad debts such overdue customer accounts as it deems advisable.  In each such case, POWIN shall charge back to Representative's account any amounts previously paid or credited to it with respect to such cash discounts, allowances, adjustments, returns or bad debts. At no time shall Representative owe POWIN any money if Charge-Backs for any reason exceed commissions due and payable. If Charge-Backs are greater than commissions due for 2 consecutive months this agreement will be cancelled or balance reset to zero.

Powin Corp.  Representative Agreement
Rev. 1.0

(viii)     Monthly Statements.  POWIN shall submit to Representative periodic statements of the commissions due and payable to Representative under the terms of this Agreement, with reference to the specific invoices on which the commissions are being paid.

(ix)        Inspection of Records.  Representative shall have the right, at its own expense and not more than once in any twelve (12) month period, to authorize an independent auditor reasonably acceptable to both parties to inspect those accounting records necessary to verify the accuracy of commissions paid by POWIN under the terms of this Agreement, provided, that such independent auditor has executed a confidentiality agreement with respect to such records that is reasonably acceptable to POWIN.  Such inspections shall take place upon not less than thirty (30) days prior written notice to POWIN during POWIN’s normal business hours and on a date mutually agreed upon by the parties.

(d)                   SALE OF THE PRODUCTS

(i)          Prices and Terms of Sale.  POWIN shall provide Representative with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time.  Representative shall request POWIN to quote to customers.  POWIN may alter at will the prices, delivery schedules, and terms and conditions.  Each purchase order shall be governed by POWIN's prices, delivery schedules, and other terms and conditions of sale in effect at the time the purchase order is accepted by POWIN.

(ii)         Quotations.  Representative shall request quotations directly from POWIN to be submitted to the Representative for submission to customers. All purchase orders for the Products shall be in writing, and the originals shall be submitted to POWIN.

(iii)        Forecasts.  Within the last five (5) days of every month, Representative shall provide POWIN with a 6 month rolling forecast of orders showing each prospective sale by potential customer, Product model, volume of Product units, intended close date, and probability.

(iv)        Acceptance.  All purchase orders obtained by Representative shall be subject to acceptance by POWIN at its principal office currently located at the address listed for POWIN at the beginning of this Agreement POWIN specifically reserves the right to reject any purchase order or any part thereof for any reason.

(v)         Credit and Payment.  POWIN shall have the sole right of credit approval or credit refusal for customers in all cases.  POWIN shall render all invoices directly to the customers and shall send copies of all invoices subject to commission to Representative.  Payments shall be made directly to POWIN  and full responsibility for all collection rests with POWIN.

Powin Corp.  Representative Agreement
Rev. 1.0

(e)                   PRODUCT WARRANTY AND PRODUCT AVAILABILITY

(i)          Product Warranty.  Any warranty for the Products shall run directly from POWIN to the customer, and pursuant to the warranty the customer shall return any allegedly defective Products to POWIN or a service representative designated by POWIN.  Representative shall have no authority or intent to accept any returned Products.

(ii)         POWIN MAKES NO WARRANTIES OR CONDITIONS TO REPRESENTATIVE, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND POWIN SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(iii)        Product Availability.  Under no circumstances shall POWIN be liable to Representative or any other party for its failure to fill accepted purchase orders, or for its delay in filling accepted purchase orders, when such failure or delay is due to any cause beyond POWIN's reasonable control.

(f)                    OTHER REPRESENTATIVE OBLIGATIONS

(i)          Promotion of the Products.  Representative shall, at its own expense, use its best efforts to maximize the sale of the Products within the Territory.

(ii)         Forecast.  Representative agrees to use its best efforts to solicit purchase orders for Products indicated in Exhibit A (“Forecast”).

(iii)        Services.  Representative shall provide the following services to all customers of POWIN in the Territory:

     (1)           Extending prompt, efficient and courteous response  to customers .

     (2)           Following up all advertising inquiries from customers and customer prospects within the Territory and calling on existing customers and customer prospects in the Territory at reasonably frequent intervals.

     (3)           Providing POWIN with the results of Representative's periodic follow-up on all quotations and advertising leads and with all correspondence relating to the Products between Representative and its agreed to target opportunities..

     (4)           Making periodic calls and follow-up calls at reasonable intervals..

Powin Corp.  Representative Agreement
Rev. 1.0

     (5)           Distributing current Product literature, catalogues, and other sales aids furnished to Representative by POWIN..

     (6)           Maintaining and periodically furnishing customer and marketing data to POWIN to assist POWIN in preparation of customer mailing lists and other sales and marketing efforts, including without limitation the names, addresses, and contacts of customers and customer prospects.

     (7)           Attend POWIN sponsored national, regional, and/or local trade shows, if so requested by POWIN, either at POWIN's home office or at another location designated by POWIN at its own expense.

     (8)           Investigating customer complaints and providing POWIN with reasonable assistance in responding to any complaints or disputes arising in the Territory with respect to sales or servicing of the Products.

     (9)           If requested by POWIN, providing POWIN with reasonable assistance with the collection of customer accounts.

(iv)        Facilities.  Representative shall provide itself with, and be solely responsible for (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

(v)        Advising of Changes.  Representative shall promptly advise POWIN of (i) any changes in Representative's status, organization, personnel, and similar matters, (ii) any changes in the key personnel, organization, and status of customers in the Territory, and (iii) any political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of Representative and POWIN.

(vi)        Books and Records.  Representative shall maintain and make available to POWIN accurate books, records, and accounts relating to the business of Representative with respect to the Products.  Representative shall also maintain a record of any customer complaints regarding either the Products or POWIN and immediately forward to POWIN the information regarding those complaints.  POWIN shall have the right, to inspect at reasonable times all of the foregoing books, records and accounts.

(vii)       Repair Services; Support. [To be customized]

(viii)      Proprietary Markings.  Representative agrees not to remove, alter or destroy any proprietary, trademark, patent or copyright markings placed upon or contained within the Products or any related materials or documentation.  Representative acknowledges to the best of its knowledge, and agrees that POWIN and its licensors retain all right, title and interest in the Products and any related materials and documentation, and all trademark rights, copyrights, patents, mask work rights and other intellectual property rights therein throughout the world.

Powin Corp.  Representative Agreement
Rev. 1.0

(g)                   PROMOTIONAL MATERIALS

POWIN shall furnish Representative with reasonable quantities of samples, catalogs, literature and any other materials POWIN deems necessary for proper promotions and sales presentations of its Products in the Territory.  Any literature, which is not used, or samples provided to Representative by POWIN hereunder shall be the property of the POWIN, and returned upon POWIN's request.

(h)                   LIMITATION ON LIABILITY

IN NO EVENT SHALL POWIN BE LIABLE TO REPRESENTATIVE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, AND WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY OR ANY OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER POWIN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(i)                    CONFIDENTIALITY

Representative acknowledges that by reason of its relationship to POWIN hereunder it will have access to certain information and materials concerning POWIN's business, plans, customers, technology, and products that are confidential and of substantial value to POWIN, which value would be impaired if such information were disclosed to third parties.  Representative agrees that it shall not use in any way for its own account or the account of any third party other than to fulfill its express obligations under this Agreement, nor disclose to any third party, any such confidential information revealed to it by POWIN. Representative shall take every reasonable precaution to protect the confidentiality of such information.  Upon request by Representative, POWIN shall advise whether or not it considers any particular information or materials to be confidential.  All marketing and financial information, business plans, and technical information disclosed to Representative by POWIN whether orally or in writing, and all customer lists, shall be deemed confidential information of POWIN.  Representative shall not publish any technical description of the Products beyond the description published by POWIN.  In the event of termination of this Agreement, there shall be no use or disclosure by Representative of any confidential information of POWIN, and Representative shall not manufacture or have manufactured any devices, components or assemblies utilizing POWIN's confidential information.

Powin Corp.  Representative Agreement
Rev. 1.0

(j)                    TRADEMARKS AND TRADE NAMES

(i)      Trademarks.  During the term of this Agreement, Representative shall have the right to indicate to the public that it is an authorized representative of POWIN's Products and to advertise such Products under the trademarks, marks, and trade names of POWIN that POWIN may adopt from time to time (“POWIN's Trademarks”) and in the promotion of the Products; provided, however, that upon thirty (30) days prior written notice to Representative, POWIN may substitute alternative marks for any or all of the POWIN's Trademarks.  All representations of POWIN's Trademarks that Representative intends to use shall first be submitted to POWIN for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by POWIN.  In addition, Representative shall fully comply with all reasonable guidelines, if any, communicated by POWIN concerning the use of POWIN's Trademarks.

(ii)      Use.  Representative shall not alter or remove any of POWIN's Trademarks affixed to the Products by POWIN.  Except as set forth in Section (j)(i) above, nothing contained in this Agreement shall grant or shall be deemed to grant to Representative any right, title or interest in or to POWIN's Trademarks.  All uses of POWIN's Trademarks will inure solely to POWIN and Representative shall obtain no rights with respect to any of POWIN's Trademarks, other than the right to distribute Products as set forth herein, and Representative irrevocably assigns to POWIN all such right, title and interest, if any, in any of POWIN's Trademarks.  At no time during or after the term of this Agreement shall Representative challenge or assist others to challenge POWIN's Trademarks (except to the extent expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of POWIN.

(k)                   TERM OF AGREEMENT

This Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial term of ten (10) years.  This Agreement may be renewed for successive one-year terms by written agreement of the parties prior to the anniversary date on which the Agreement would otherwise expire.

(l)                    TERMINATION

(i)      Termination for Convenience.  Either party may terminate this Agreement for any or no reason upon thirty (30) days prior written notice to the other party.

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(m)                  RIGHTS UPON TERMINATION

(i)          Additional Commissions.  Upon termination, subject to all the provisions of this Agreement and to Representative's compliance with this Agreement, POWIN shall pay commissions to Representative on all purchase orders meeting all of the following requirements: (i) the purchase order is solicited by Representative, and (ii) the purchase order is accepted by POWIN within ninety (90) days after the date of termination of this Agreement, and (iii) POWIN receives payment with respect to all Products ordered under the purchase order within one hundred fifty (150) days after the date of termination of this Agreement.  POWIN's obligation to pay commissions for shipments made during any period after the effective date of termination is subject to and conditional upon Representative's cooperation with any replacement representative organization and Representative's continued support of any Products.  POWIN may withhold, for up to six (6) months, the payment of commission for shipments made after the effective date of termination if POWIN determines that there may be sufficient credits or other adjustments which warrant such action.  If POWIN is owed any amounts by Representative, POWIN shall have the right, in its absolute discretion, to offset any commission payable by POWIN to Representative by such obligation owed to POWIN by Representative.  Under any circumstance (except in the event of fraud or equivalent unethical conduct), Representative will never owe POWIN monies previously paid. Upon termination, POWIN's sole obligation to Representative under the terms of this Agreement shall be for any unpaid commissions under this Section and Section (c) above.

(ii)         Return of Materials.  All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, financial information, business plans, photographs, samples or demonstration units, literature, and sales aids of every kind shall remain the property of POWIN.  Within thirty (30) days after the termination of this Agreement, Representative shall prepare all such items in its possession for shipment, as POWIN may direct, at POWIN's expense.  Representative shall not make or retain any copies of any confidential items or information that may have been entrusted to it.  Effective upon the termination of this Agreement, Representative shall cease to use POWIN’s Trademarks.  Any listing by Representative of POWIN’s name in any telephone book, directory, and public record or like publication shall be removed by Representative as soon as possible, but no later than the subsequent issue of such publication.

(iii)        Sales Representative Claims.  Upon termination or expiration of this Agreement, all claims of Representative against POWIN including without limitation those pertaining to sales compensation hereunder are hereby waived unless made in writing to POWIN by Representative within ninety (90) days of when the compensation would have been payable.

(n)                   SURVIVAL OF CERTAIN TERMS

The provisions of Section (j),(ii) shall survive the termination or expiration of this Agreement for any reason.  All other rights and obligations of the parties shall cease upon termination of this Agreement.

(o)                   MISCELLANEOUS

(i)          Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of Oregon without reference to conflicts of laws principles. The parties hereby expressly consent to the exclusive jurisdiction and venue of the federal and state courts within the State of Oregon to adjudicate any dispute arising out of or related to this Agreement.

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Rev. 1.0

(ii)         Notices. Any notice required or permitted to be given under this Agreement shall be delivered (i) by hand, (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section , (iii) by overnight courier, or (iv) by fax with confirming letter mailed under the conditions described in (ii).  Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

(iii)        Force Majeure.  Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, delay in component supply, equipment failure, orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing party.

(iv)        Non-Assignability and Binding Effect.  A mutually agreed consideration for POWIN's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Representative under its present ownership, and, accordingly, Representative agrees that its rights and obligations under this Agreement may not be transferred or assigned directly, indirectly or by a change in control without POWIN's prior written consent.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

(v)         Modification.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

(vi)        Severability.  In the event that it is determined by a court of competent jurisdiction as part of a final nonappealable ruling, government action or binding arbitration, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable, such provision shall be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement shall remain in full force and effect and bind the parties according to its terms.  To the extent any provision (or part thereof) cannot be enforced in accordance with the stated intentions of the parties, such provision (or part thereof) shall be deemed not to be a part of this Agreement.

(vii)       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

(viii)      Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.  The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms in any purchase order.

Powin Corp.  Representative Agreement
Rev. 1.0

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement, effective as of the Effective Date.

AGREED BY POWIN:	AGREED BY REPRESENTATIVE:

/s/ Terry Davis	/s/ Harvey Weiss
Signature	Signature

Terry Davis, Vice President Sales & Marketing	Harvey Weiss
Name, Title	Name, Title

Powin Corp.  Representative Agreement
Rev. 1.0

 EXHIBIT A

PRODUCTS AND TERRITORY

Products

Representative may solicit purchase orders only for the following Products:

Energy Storage Bank

Territory

Representative may solicit purchase orders only in the following geographical areas:

The states of Maine, Vermont, New Hampshire, New York, Pennsylvania, Massachusetts, Rhode Island, Conneticut, New Jersey, West Virginia, Virginia, Delaware, Maryland, District of Columbia, North Carolina, South Carolina, Alabama, Georgia and Florida.

Or to mutually agreed to in writing accounts and targets of opportunites

Forecast

Product Units of Product

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Rev. 1.0

 EXHIBIT B

COMMISSION SCHEDULE

Commissions for total cumulative net connector sales billed per Customer per calendar year shall be in accordance with the following schedule:

US $ Billed Per Customer Per Calendar Year	Rate

$0 to $2M	5%

$2M to $3M	4%

$3M to $4M	3%

$4M and up	2%

1.1	Sales of products not listed will be handled on a case by case basis.

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 EXHIBIT C

PRODUCT LINES

Energy Storage Bank

EXHIBIT D

RESERVED ACCOUNTS

NextEra Energy, Iberdrola, Edison Mission Group and enXco.

Powin Corp.  Representative Agreement
Rev. 1.0